Exhibit 15

DATE:	November 1, 2007

TO:	The Anschutz Corporation
555 17th Street
Suite 2400
Denver, CO 80202
ATTENTION:	Scott Carpenter
TELEPHONE:	(303) 299-1260
FACSIMILE:	(303) 299-1333

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Amended Equity Derivatives Confirmation

REFERENCE NUMBER(S):	NY52043

This Confirmation is amended and supersedes all previous Confirmations regarding this Transaction.

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear, Stearns International Limited (“Bear Stearns”) and The Anschutz Corporation (“Counterparty”).  This letter agreement constitutes the sole and complete “Confirmation,” as referred to in the Master Agreement specified below, with respect to this Transaction.

1.             The parties agree to negotiate, execute and deliver an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Form Master Agreement”), together with the schedule thereto and any other related documents, each in form and substance as the parties shall in good faith agree (collectively, the “Executed Master Agreement”). In addition, the parties agree that until execution and delivery of the Executed Master Agreement, a Form Master Agreement, shall be deemed to have been executed and delivered by the parties on the Trade Date of the first transaction that by its terms is intended to be governed by a Master Agreement.  All provisions contained in, or incorporated by reference to, the Form Master Agreement or the Executed Master Agreement (as applicable, the “Master Agreement”) shall govern the Transaction referenced in this Confirmation, except as expressly modified below.  This Confirmation, together with all of the other documents confirming any and all Transactions entered into between us (regardless of which branch, if any, either of us has acted through) that by their terms are intended to be governed by a Master Agreement, shall supplement form a part of and be subject to the Master Agreement.

This Confirmation is subject to and incorporates the 2000 ISDA Definitions (the “Definitions”) and the 2002 Equity Derivatives Definitions (the “2002 Definitions”), each as published by ISDA.

In the event of any inconsistency between this Confirmation and the Definitions, 2002 Definitions or the Master Agreement, this Confirmation shall prevail.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Seller:	Counterparty

Buyer:	Bear Stearns

Shares:	Common shares of Forest Oil Corporation currently trading under the ticker symbol “FST”

Number of Shares:	For each of the first two Valuation Dates 109,291 and 109,293 in the final Valuation Date (327,875 in total).

Forward Price:	Not Applicable

Variable Obligation:	Applicable

Prepayment:	Applicable

Prepayment Amount:	USD 12,500,000.00; of which USD 9,412,729.00 was prepaid on July 19, 2007

Prepayment Date:	November 5, 2007

Forward Floor Price:	USD 42.7719

Forward Cap Price:	USD 51.3263

Exchange:	The New York Stock Exchange, Inc.

Related Exchange(s):	All Exchanges

Clearance Systems:	The Depository Trust Company (DTC)

Calculation Agent:	Bear Stearns

Valuation:

Valuation Time:	The Scheduled Closing Time

Valuation Dates:	Each of: September 21, 2009 September 22, 2009 September 23, 2009

Market Disruption Event:

For purposes of this Transaction, in the event that a Market Disruption Event occurs on any Valuation Date, the provisions of Section 6.6 of the 2002 Definitions will not apply, rather the provisions of Section 6.7(c)(iii)(A) of the 2002 Definitions will apply with the Valuation Dates being treated as Averaging Dates and the final scheduled Valuation Date occurring in the same month as the Disrupted Day being treated as the Scheduled Valuation Date for purpose of that provision and of Section 6.7(c)(iii)(C).

Settlement Terms:

Physical Settlement:	To be determined per “Settlement Method Election”.

Settlement Currency:	USD

Settlement Price:	To be determined in accordance with the 2002 Definitions.

Relevant Price:	To be determined in accordance with the 2002 Definitions.

Settlement Date:	The day that falls one Settlement Cycle following the relevant Valuation Date (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day)

Settlement Method Election:	Applicable (subject to the obligation of the Seller to post cash Collateral in accordance with the Collateral Provisions below).

Electing Party:	Seller

Settlement Method Election Date:	In respect of any particular Valuation Date, the fifth Scheduled Trading Day preceding such Valuation Date.

Default Settlement Method:	Physical Settlement

Settlement Terms if Cash Settlement is Applicable:

Settlement Price:	To be determined in accordance with the 2002 Definitions.

Relevant Price:	The same as the Relevant Price if Physical Settlement were applicable.

Cash Settlement Payment Date:	The Currency Business Days after the Valuation Date.

Dividends:

Extraordinary Dividend:	The portion of any dividend in excess of USD 0.50 per Share per fiscal quarter.

In the event that the Issuer’s dividend policy results in declaration of dividends on an other-than-quarterly basis, the Calculation Agent shall adjust this provision accordingly.

Notwithstanding the foregoing, in the event that the adjustment otherwise required by “Adjustment for Dividends” below would result in a Forward Cap Price of below USD 49.1877 (the “Forward Cap Floor”), then whatever portion of such dividend as is necessary to preserve Forward Cap Price at the Forward Cap Floor shall be treated as an Extraordinary Dividend.

To the extent that any such Extraordinary Dividend is paid, the Extraordinary Dividend will be deposited in the Custodial Account (as defined below) and the amount of any such Extraordinary Dividend shall be increased by an amount equal to the product of (i) the amount of such Extraordinary Dividend, multiplied by (ii) the actual number of days from and including the date such Extraordinary Dividend is paid to and excluding the relevant Valuation Date over 360, multiplied by (iii) the then-current cost for Bear Stearns to fund itself for a period equal to the period from and including the date that such Extraordinary Dividend is paid to and excluding the relevant Valuation Date (as determined by the Calculation Agent).

Excess Dividend Amount:	Ex Amount for the relevant Number of Shares

For the avoidance of doubt, this will result in a payment of an amount equal to the aggregate Extraordinary Dividends for the relevant Number of Shares on the relevant Settlement Date.

Dividend Period:	The period from but excluding the Trade Date to and including the Valuation Date.

Non-Cash Dividends

In the case of any Potential Adjustment Event that is a non-cash dividend or distribution, on the date of the first public announcement by the Issuer of such non-cash dividend or distribution, Bear Stearns and the Counterparty shall endeavor to agree to appropriate adjustments with respect to this Transaction to variables relevant to the exercise, settlement or payment terms; provided however, that if the parties hereto have not reached agreement as to appropriate adjustments by the third Business Day following the date of the first public announcement of such non-cash distribution or dividend, the Calculation Agent shall determine the adjustments to be made to this Transaction in accordance with the terms of this Confirmation.

Share Adjustments:

Method of Adjustments:

Calculation Agent Adjustment; provided, however, that adjustments may be made to account for changes in volatility, stock loan rate and liquidity relative to the relevant Share but only in respect of Potential Adjustment Events of the types described in Sections 11.2(e)(ii)(A), 11.2(e)(ii)(B) and 11.2(e)(iii) of the 2002 Definitions and events of the types described in Sections 11.2(e)(vi) and 11.2(e)(vii) to the extent analogous to the foregoing. Adjustments in respect of events under Section 11.2(e)(iii) shall be in addition to the provisions hereof relating to Excess Dividend Amount.

The Forward Cap Floor shall be subject to adjustment hereunder for Potential Adjustment Events other than dividends.

Adjustment for Dividends:

If the ex date for any dividend (or any portion of a dividend) not included in the Excess Dividend Amount occurs during the terms of this Transaction, then the Calculation Agent shall make such adjustments to the Forward Cap Price as may be necessary, taking account of the value of the dividend excluded from the Excess Dividend Amount, as well as volatility, stock loan rate and liquidity relative to the relevant Share, to preserve the economic value of the Transaction equivalent to that it would have had but for the declaration and payment of the excluded dividend (or portion thereof), but subject to the limitations relating to the Forward Cap Floor set out in “Extraordinary Dividend” above. If the Forward Cap Price is adjusted pursuant to the prior sentence, the dividend related to such adjustment shall not be transferred to the Buyer.

Consequences for Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) for cash consideration and Modified Calculation Agent Adjustment for any portion of the consideration consisting neither of cash nor of New Shares (as defined in Section 12.1(i) of the 2002 Definitions)

In the event that any portion of the consideration for a Merger Event is consideration consisting neither of cash nor of New Shares, Bear Stearns and the Counterparty will act jointly as Calculation Agent in good faith and a commercially reasonable manner. If the joint Calculation Agents do not reach an agreement each party will immediately select an independent dealer in the market and those two dealers will select a third dealer and upon determination by that third dealer of the proper adjustment, that adjustment will prevail absent bad faith or manifest error.

Share-for-Combined:	Component Adjustment

Determining Party:	Buyer

Obligation to Consult:

Prior to determining that no adjustment it could make in respect of a Merger Event will produce a commercially reasonable result, the Calculation Agent will consult in good faith with the Counterparty to determine whether a mutually-agreeable adjustment could be made.

Tender Offer:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	Buyer

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	25 basis points per annum on the then-current market value of the Shares. Such costs will include internal allocated costs not in excess of market cost for borrowing the Shares.

Hedging Party:	Buyer

Determining Party:	Buyer

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Additional Representations of the Counterparty.  With respect to the Shares pledged as Collateral under this Transaction and any Shares delivered in accordance herewith, Counterparty represents and warrants to Bear Stearns and its affiliates and subsidiaries (which representation and warranty will be deemed repeated at all time during the period from and including the Trade Date to and including the final Settlement Date) that:

(a)           the Shares pledged as Collateral under this Transaction and any Shares delivered to the Buyer in connection with this Transaction are not and shall not be subject to any condition to or restriction on the ability of the holder thereof to freely sell, assign or otherwise transfer such Shares, including any contractual restriction, requirement for receipt of approval, limitations on the status of transferees, deliveries of certifications, opinions or other documents (other than a stock power or like instrument of transfer), or requirement of registration or prospectus delivery other than pursuant to Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), or any successor rule, regulation or provision;

(b)           During the three-month period preceding the Trade Date, (i) Counterparty has not sold any Shares (or securities convertible into Shares), (ii) no Shares (or securities convertible into Shares) which were donated by the Counterparty within one year preceding the Trade Date have been sold for the account of the donee thereof, (iii) no Shares (or securities convertible into Shares) which were placed into a trust by the Counterparty as settlor within one year preceding the Trade Date, if any, have been sold and (iv) no other Shares (or securities convertible into Shares) have been “sold” within the meaning of Rule 144(e);

(c)           no default in any obligation of Counterparty secured by Shares (or securities convertible into Shares) has occurred during the two-year period preceding the Trade Date;

(d)           Counterparty has not agreed with any person (natural or legal) to act in concert for the purpose of selling Shares or any securities convertible into Shares.

(e)           for purposes of determining the holding period under Rule 144, the Shares pledged as Collateral under this Transaction were “acquired from the issuer” (for purposes of Rule 144) in excess of two years prior to the Trade Date;

(f)            Counterparty is not, as at the Trade Date and any date on which a Settlement Method Election is made, in possession of any material non-public information regarding the Shares or the issuer, and Counterparty has not provided Bear Stearns with any material non-public information relating to the issuer;

(g)           all representations made by the Counterparty in the STAMPS Disclosure letter dated October 6, 2004 were true and correct as of the date made or deemed made;

(h)           Counterparty has the sole legal right, power and authority to sell, pledge, transfer and deliver the Shares and authorizes Bear Stearns to have the Shares pledged as Collateral and reregistered into Bear Stearns’s “street name” not earlier than 365 days after the Trade Date; and

(i)            as of the Trade Date, the Counterparty had a valid business purpose for entering into this Transaction, and the Transaction was consistent with the Counterparty’s overall investment strategy.

Collateral Provisions.

(a)           At all times during the term of this Transaction, Counterparty shall deliver to and maintain with Wilmington Trust Company (“Custodian”) in account number 075061-011 pledged to Bear Stearns (“Custodial Account”) as collateral Shares in number equal to the maximum number of Shares deliverable hereunder (as such amount may be from time to time adjusted in accordance herewith).  Counterparty shall have the right to substitute different Shares (of a like type, class and number) for Shares maintained as collateral, and upon verification that the substitute Shares are in good form and are accompanied by customary documentation, the original Shares for which the substitute Shares are substituted shall be released to Counterparty within a reasonable time following its request.

(b)           These Collateral Provisions and the Securities Account Control Agreement (“SACA”) among Counterparty, Bear Stearns and Custodian shall be deemed a security agreement, and shall be governed by the laws of the State of New York, without giving effect to the conflicts or choice of law provisions thereof.  The Counterparty hereby grants a first priority continuing security interest in the Custodial Account, and all property therein including the Shares and all Collateral provided hereunder (including cash collateral provided under (d) below) and in any and all substitutions therefor, proceeds thereof and distributions thereon.  These Collateral Provisions and the SACA each constitute a Credit Support Document and the failure by a party to deliver, return, or release Collateral in accordance with these Collateral Provisions (if such failure is not remedied on or before the Local Business Day after notice of such failure is given to such party) shall constitute an Event of Default for purposes of Section 5(a)(iii) of the Master Agreement with respect to such party.  For purposes of these Collateral Provisions, the term “Local Business Day” shall have the meaning given to such term in the Master Agreement, except that references to a payment in clause (b) thereof will be deemed to include a delivery, return or release of Collateral hereunder.

(c)           Bear Stearns or any of its affiliates may not borrow, pledge, use in their own business or otherwise rehypothecate any property pledged to Bear Stearns hereunder without the prior written consent of the Counterparty.

(d)           As a condition precedent to the right of the Seller to elect that Cash Settlement apply, the Seller shall post cash collateral to the Custodial Account on the Settlement Method Election Date cash Collateral (which shall be Collateral for purposes of these Collateral Provisions) in an amount determined by Bear Stearns in its sole discretion, unless the amount required exceeds 25% of the prevailing value of the Shares (multiplied by the Number of Shares), in which case such amount must have been determined by Bear Stearns in its reasonable discretion.  Such Collateral shall be in addition to the Share collateral and Share proceeds (including dividends) required to be posted hereunder;

(e)           For any given Settlement Date, Counterparty may deliver Shares in addition to the Shares then posted as Collateral and instruct that such newly-delivered Shares be used to settle its obligations to deliver and the original Shares held as Collateral be returned to it after completion of its settlement obligations.

(f)            Bear Stearns agrees that it will not deliver a Control Notice under the SACA prior to the occurrence of an Event of Default with respect to which Counterparty is the Defaulting Party.

Agency.  Counterparty acknowledges that Bear, Stearns & Co. Inc. (“BS&C”) has acted as agent for Counterparty solely for the purposes of arranging this Transaction with its Affiliate, Bear Stearns and has acted as agent for Bear Stearns (without accepting any liability for Bear Stearns’s performance or non-performance of Bear Stearns’s obligations under the Transaction) in connection with the execution of this confirmation on Bear Stearns’s behalf.  This Confirmation is being provided by BS&C in such capacity.  Upon your written request, BS&C will furnish you with the time at which this Transaction was entered into.  Bear Stearns is not a member of the Securities Investor Protection Corporation.

Non-Confidentiality.  Notwithstanding any agreement or representation, written or oral, made by either party in connection with this Transaction, each of the parties (and each employee, representative, or other agent of the aforementioned) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any Transaction hereunder and all materials of any kind (including opinions or other analyses) that are provided to it relating to such tax treatment and tax structure.

Additional Provisions

Non-Reliance.  Each party represents to the other party that (a) it has not received and is not relying upon any legal, tax, regulatory, accounting or other advice (whether written or oral) of the other party regarding this Transaction, other than representations expressly made by that other party in this Confirmation and in the Master Agreement and (b) in respect of this Transaction, (i) it has the capacity to evaluate (internally or through independent professional advice) this Transaction and has made its own decision to enter into this Transaction and (ii) it understands the terms, conditions and risks of this Transaction and is willing to assume (financially and otherwise) those risks.  Counterparty acknowledges that Bear Stearns has advised Counterparty to consult its own tax, accounting and legal advisors in connection with this Transaction evidenced by this Confirmation and that the Counterparty has done so.

Eligible Contract Participant.  Each party represents that it constitutes an “eligible contract participant” as such term is defined in Section 1(a)12 of the Commodity Exchange Act, as amended.

Payment Date Netting.  The parties agree that subparagraph (ii) of Section 2(c) of the Master Agreement will not apply to any Transactions that are or will be governed by the Master Agreement.  Thus all amounts payable on the same date in the same currency in respect of all Transactions shall be netted.

Governing Law.  The laws of the State of New York, without reference to the choice or conflicts of law principles thereof.

Termination Currency.  USD shall be the Termination Currency.

Transfer.  Bear Stearns may transfer its rights and obligations under this Transaction, in whole or in part, to any of its Affiliates without Counterparty’s consent.

Measure of Damages.  Second Method and Market Quotation shall apply.

Contact information.  For purposes of the Master Agreement (unless otherwise specified in the Executed Master Agreement), the addresses for notice to the parties shall be:

(a)           Counterparty

The Anschutz Corporation

555 17th Street

Suite 2400

Denver, CO 80202

Attention:  Scott Carpenter

(b)           Bear Stearns:

Bear, Stearns International Limited

One Canada Square

London, England

Attention:  Legal Department

with a copy to:

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

Attention:  Steve Meyer

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bear Stearns a facsimile of the fully-executed Confirmation to 212-272-9857.  For inquiries regarding U.S. Transactions, please contact Fenaba Addo by telephone at 212-272-2463.  For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233.  Originals will be provided for your execution upon your request.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR, STEARNS & CO. INC., AS AGENT FOR BEAR, STEARNS INTERNATIONAL LIMITED

By:	/s/ Michael O’Donovan
	Name:	Michael O’Donovan
	Title:	Authorised Signatory

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

THE ANSCHUTZ CORPORATION

By:	/s/ Scott T. Carpenter
	Name:	Scott T. Carpenter
	Title:	Vice President